Exhibit 99.1

TO:                                                                       HOLDERS OF 8% CONVERTIBLE DEBENTURES DUE JANUARY 6, 2009

FROM:                                                    CRDENTIA CORP.

DATE:                                                        APRIL13, 2006

SUBJECT:                                 WAIVER AND AMENDMENT OF 8% CONVERTIBLE DEBENTURES DUE JANUARY 6, 2009

We are pleased to inform you that the Board of Directors of Crdentia Corp. (the “Company”) has authorized the Company’s management to purchase a strategically important business (the “Acquisition”). In connection with the Acquisition, the Company anticipates that it will issue up to $2,000,000 of unsecured debt to MedCap Partners LP and MedCap Master Fund (the “Debt”). The Debt will bear interest at the rate of 5% per annum and will be evidenced by demand promissory notes.

On January 6, 2006, the Company issued to you 8% Convertible Debentures due January 6, 2009 (the “Debentures”). By this memorandum and the Waiver and Amendment of 8% Convertible Debenture due January 6, 2009 attached hereto as Exhibit A (the “Waiver”), the Company requests that you (i) waive any default arising under the Debentures as a result of the issuance of the Debt and (ii) amend the Debentures to provide that the Debt shall be “Permitted Indebtedness” under the Debentures.

In order to proceed with the Acquisition, the Company requests that you execute and return the attached Waiver as soon as possible to Nate Jensen of Morrison & Foerster LLP, the Company’s legal counsel. Morrison & Foerster LLP’s facsimile number is (858) 720-5125.

Please contact James D. Durham, the Company’s Chairman and Chief Executive Officer at  (972) 850-0780 if you have any questions. Thank you for your continued support of the Company.

EXHIBIT A

WAIVER AND AMENDMENT OF 8% CONVERTIBLE DEBENTURE
DUE JANUARY 6, 2009

THIS WAIVER AND AMENDMENT OF 8% CONVERTIBLE DEBENTURE DUE JANUARY 6, 2009 (the “Waiver”) is made effective as of April     , 2006 by and between Crdentia Corp., a Delaware corporation (the “Company”) and the undersigned (the “Investor”).

RECITALS

A.            On January 6, 2006 the Company issued to the Investor an 8% Convertible Debenture due January 6, 2009 (the “Debenture”).

B.            In connection with an acquisition, the Company desires to issue up to $2,000,000 of unsecured debt (the “Debt”).

C.            The Company and the Investor desire to waive any default arising under the Debenture as a result of the issuance of the Debt and to amend the Debenture to provide that the Debt shall be “Permitted Indebtedness” under the Debenture.

In consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows. Any capitalized terms not otherwise defined herein shall have the meanings given such terms in the Debenture:

1.             Waiver. Investor hereby waives, effective as of the date of this Waiver, any default arising under the Debenture as a result of the Company’s issuance of the Debt.

2.             Amendment to the Debenture.

The definition of “Permitted Indebtedness” in Section 1 of the Debenture is hereby amended and restated to read as follows:

“Permitted Indebtedness” shall mean (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(gg) attached to the Purchase Agreement, (b) lease obligations and purchase money Indebtedness of up to $250,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (c) up to $11,350,000 of Indebtedness incurred under the Company’s existing credit facility with Bridge Healthcare Finance, LLC and Bridge Opportunity Finance, LLC), (d) up to $6,000,000 of Indebtedness issued to the owners of targets of acquisitions or strategic transactions; provided that any such Indebtedness referred to in this clause (d) shall be expressly subordinated in right of payment of principal and interest to the prior payment in full (by cash payment or conversion) of the Indebtedness represented by this Debenture, and (e) up to $2,000,000 of Indebtedness issued in connection with an acquisition.

3.             Effect. Except as expressly amended, restated or consented to in this Waiver, the Debenture shall continue in full force and effect. In the event of any conflict between the terms of this Waiver and the Debenture, the terms of this Waiver shall govern and control.

4.             Governing Law. This Waiver shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

5.             Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.             Severability. If one or more provisions of this Waiver are held to be unenforceable under applicable law, such provision shall be excluded from this Waiver and the balance of the Waiver shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.             Entire Agreement. This Waiver, together with the Debenture and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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2

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

COMPANY:

CRDENTIA CORP.

By:
James D. Durham
Chief Executive Officer

INVESTOR:

(Insert Name of Investor)

By:

Name:

Title: